AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON October 5, 1998

                                                      REGISTRATION NO. 333-63075
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                             AMENDMENT NO. 1 TO THE
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

         DELAWARE                         4841                    23-2417713
(State or other jurisdiction   (Primary Standard Industrial    (I.R.S. Employer
     of incorporation or        Classification Code Number)  Identification No.)
         organization)

                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COLIN HIGGIN, ESQUIRE
                             DEPUTY GENERAL COUNSEL
                      ADELPHIA COMMUNICATIONS CORPORATION
                              MAIN AT WATER STREET
                        COUDERSPORT, PENNSYLVANIA  16915
                                 (814) 274-9830
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

                       CARL E. ROTHENBERGER, JR., ESQUIRE
                  BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                          21ST FLOOR, 301 GRANT STREET
                        PITTSBURGH, PENNSYLVANIA  15219
                                 (412) 562-8826


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

333,929 Shares
ADELPHIA COMMUNICATIONS CORPORATION
Class A Common Stock
($.01 par value)

This Prospectus relates to 333,929 shares (the "Shares") of Class A Common Stock, $.01 par value (the "Class A Common Stock") of Adelphia Communications Corporation ("Adelphia" or the "Company"), which may be sold by or for the account of the Selling Stockholders named herein. The Shares were originally acquired by the Selling Stockholders from Adelphia in a privately negotiated acquisition transaction. See "Selling Stockholders."

The Shares may be sold from time to time by the Selling Stockholders in open market or over-the-counter transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at varying or negotiated prices. See "Plan of Distribution." Adelphia will not receive any of the proceeds from the sale of the Shares.


The Class A Common Stock is listed for trading on the NASDAQ National Market System. On October 1, 1998, the closing sale price of the Class A Common Stock was $38.375 per share.


The rights of holders of Class A Common Stock and Class B Common Stock, $.01 par value (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors.

PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is October 5, 1998.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION TO ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

   Adelphia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act" or the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Regional Offices of the SEC located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Adelphia's Class A Common Stock is listed on the NASDAQ National Market System under the symbol "ADLAC".

   Adelphia has filed with the SEC a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the Shares. This Prospectus, which is part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the SEC at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding the Company that is electronically filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system. Such information is publicly available through the Commission's web site (http://www.sec.gov).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   Adelphia hereby incorporates by reference into this Prospectus the following documents or information previously filed with the Commission under the Exchange Act (file number 000-16014): (a) Adelphia's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, which incorporates, in Items 7 and 8 to such Form 10-K, portions of the Form 10-K for the fiscal year ended December 31, 1997 of Olympus Communications. L.P. and Olympus Capital Corporation, as amended by Form 10-K/A (the "Form 10-K/A") dated July 27, 1998 (collectively, the "Form 10-K"); (b) Adelphia's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 (the "Form 10-Q"); (c) Adelphia's Current Report on Form 8-K for the events dated June 29, 1998, July 2, 1998, August 3, 1998, August 18, 1998 and September 10, 1998; (d) Adelphia's definitive proxy statement dated September 11, 1998 with respect to the Annual Meeting of Stockholders to be held October 6, 1998 (the "Proxy Statement"); and (e) the descriptions of common stock contained in Adelphia's Registration Statement filed under Section 12(g) of the 1934 Act, including any amendments or reports filed for the purpose of updating such description.


   All documents filed by Adelphia pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

   Adelphia will provide without charge to each person to whom this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all other documents incorporated by reference into this Prospectus. Requests for such copies should be directed to Adelphia Communications Corporation, Main at Water Street, Coudersport, Pennsylvania 16915, Attention: Deputy General Counsel; telephone number (814) 274-9830.

                               PROSPECTUS SUMMARY

          The following information is qualified in its entirety by the more detailed information and financial statements appearing in this Prospectus or incorporated by reference herein. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included or incorporated by reference in this Prospectus, including Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Form 10-K and the Form 10-Q, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward looking statements. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors."

                                  The Company

   As of June 30, 1998, Adelphia Communications Corporation was the seventh-largest cable television operator in the United States with cable television systems owned or managed by the Company (the "Systems") in the aggregate passing 2,796,747 homes and serving 1,998,411 basic subscribers. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

   As of June 30, 1998, the Company's owned cable systems (the "Company Systems") are located in twelve states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of June 30, 1998, the Company Systems passed 1,696,294 homes and served 1,244,310 basic subscribers.

   The Company also provides, for a fee, management and consulting services to certain partnerships and certain corporations engaged in the ownership and operation of cable television systems (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively the "Rigas Family") have substantial ownership interests in the Managed Partnerships. As of June 30, 1998, cable systems (the "Managed Systems") owned by the Managed Partnerships passed 348,441 homes and served 260,843 basic subscribers.

   The Company also owns a 50% voting interest and nonvoting Preferred Limited Partnership interests entitling the Company to a 16.5% preferred return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture limited partnership between the Company and subsidiaries of FPL Group, Inc. Olympus operates a large cable system in southern Florida that, as of June 30, 1998, passed 752,012 homes and served 493,258 basic subscribers. The Company's investment in Olympus is accounted for under the equity method of accounting.

   Among its other significant investments in addition to its cable operations, the Company owns a 66% interest, based on outstanding common stock at September 8, 1998, in Hyperion Telecommunications, Inc. ("Hyperion"), a leading competitive local exchange carrier ("CLEC") that designs, constructs, operates and manages state-of-the-art, fiber optic networks and facilities. Hyperion operates one of the largest CLECs in the United States based upon route miles and buildings connected. As of June 30, 1998, Hyperion managed and operated 22 networks (including two under construction), which served 46 cities and had approximately 5,455 route miles, connecting approximately 2,034 buildings. Hyperion offers switched services, including local dial tone, in 19 markets and expects to begin offering local dial tone in the remainder of its operating networks in 1998. Hyperion is consolidated in Adelphia's financial results and is currently an unrestricted subsidiary of Adelphia for purposes of Adelphia's indentures.

   Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock. The Company's executive offices are located at Main at Water Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

Recent Developments

   On March 2, 1998, Adelphia entered into a definitive agreement to acquire cable television systems serving approximately 62,000 subscribers in Connecticut and Virginia from Marcus Cable, Inc. for approximately $150,000,000 in cash. This acquisition closed on September 1, 1998.


   On August 18, 1998, Adelphia issued 8,190,315 shares of its Class A Common Stock, $.01 par value (the "August Offering"). Of this total, 4,100,000 shares were sold to the public at a price of $32.00 per share, pursuant to agreements with several underwriters with an underwriting discount of $1.44 per share. The remaining 4,090,315 shares were sold to entities controlled by the Rigas Family at the public offering price less the underwriting discount. Net proceeds to Adelphia after offering expenses from the August Offering were approximately $250,000,000. On September 14, 1998, Adelphia issued an additional 615,000 shares in connection with the several underwriters exercising the August Offering's over-allotment option (the "Option Offering") (the August Offering and the Option Offering, collectively being, the "Equity Offering"). Net proceeds to Adelphia after offering expenses from the Option Offering were approximately $18,800,000.

   On September 30, 1998, the Company consummated an agreement to merge a subsidiary of the Company with the subsidiary of Tele-Communications Inc. ("TCI") that held an interest in

Syracuse Hilton Head Holdings, L.P. ("SHHH, L.P."), an Adelphia managed partnership controlled by the Rigas Family. Pursuant to the agreement, TCI received 2,250,000 newly issued shares of the Company's Class A Common Stock, $.01 par value, as a result of the merger. Simultaneously, SHHH, L.P. distributed certain SHHH, L.P. cable systems in Virginia and North Carolina (the "Virginia and North Carolina Systems") to Adelphia, in exchange for the interest acquired by Adelphia from TCI as described above, the remainder of Adelphia's minority equity interests in SHHH, L.P., and certain affiliate receivables owed to Adelphia. The Virginia and North Carolina Systems were distributed to Adelphia without indebtedness.


   For other recent developments regarding the Company, reference is made to the Form 10-Q and future filings by the Company under the Exchange Act.

                                  THE OFFERING

Shares Offered by the Selling Stockholders.........333,929 shares,
                                                   Class A Common


Shares outstanding as of October 1, 1998...........31,258,843 shares,
                                                   Class A Common

                                                   10,834,476 shares,
                                                   Class B Common

NASDAQ National Market System Symbol...............ADLAC

                                  RISK FACTORS

In addition to the other information contained or incorporated by reference in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the securities offered hereby.

Substantial Leverage

   The Company is highly leveraged and has incurred substantial indebtedness to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At June 30, 1998, the Company's total indebtedness aggregated approximately $2,996,821,000, which included approximately $1,013,276,000 of subsidiary bank, institutional and other debt, approximately $472,949,000 of Hyperion public debt and approximately $1,510,596,000 of indebtedness of the parent company. The Company's total debt has varying maturities to 2008, including an aggregate of approximately $1,158,487,000 maturing on or prior to March 31, 2003. The Company has maintained its public long-term debt at the holding company level and at Hyperion while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term loan periods and contain separately negotiated covenants relating to, among other things, cross-defaults and the incurrence of additional debt for each borrowing group. In addition, Olympus has substantial leverage. The high level of the Company's indebtedness will have important consequences to investors, including: (i) a substantial portion of the Company's cash flow from operations must be dedicated to debt service and will not be available for general corporate purposes or for capital improvements; (ii) the Company's ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or for capital improvements may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the industry and economic conditions generally. In addition, at June 30, 1998, Adelphia had approximately $148,105,000 and Hyperion had approximately $214,085,000 of redeemable exchangeable preferred stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

Net Losses and Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency)

   The Total Convertible Preferred Stock, Common Stock and Other Stockholders' Equity (Deficiency) at June 30, 1998 was approximately ($1,217,429,000). The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses applicable to common stockholders of approximately $119,894,000, $130,642,000, $192,729,000 and $48,285,000 for the years ended March 31, 1996, 1997, 1998 and the three months ended June 30, 1998, respectively. The Company expects to continue to incur significant net losses for the next several years. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

   For the years ended March 31, 1997 and 1998, and the three months ended June 30, 1998, the Company's earnings were insufficient to cover its combined fixed charges and preferred stock dividends by approximately $61,848,000, $113,941,000 and $38,757,000, respectively. However, such amounts reflect non-cash charges totaling approximately $165,426,000, $182,471,000 and $46,454,000, respectively, consisting of depreciation, amortization and non-cash interest expense on certain indebtedness of the Company and Hyperion preferred stock dividends. Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates, and the Company has depended on the availability of additional borrowings to meet its liquidity requirements. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its indentures and its subsidiary credit agreements. Although in the past the Company has been able both to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. There can be no assurance that any such options would yield net proceeds sufficient to repay its indebtedness in full. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

Voting Control and Disparate Voting Rights


   As of October 1, 1998, the Rigas Family beneficially owned 10,736,544 shares, or 99.1%, of Adelphia's outstanding Class B Common Stock and 11,029,119 shares, or 35.3%, of Adelphia's outstanding Class A Common Stock. On a combined basis, these shares represented 51.7% of the total number of outstanding shares of both classes of Common Stock and 84.8% of the total voting power of both classes. Assuming conversion of the 8% Series C Cumulative Convertible Preferred Stock ("Convertible Preferred Stock") held by the Rigas Family, family members would have held on an as adjusted basis as of October 1, 1998 20,463,081 shares, or approximately 50.3%, of Adelphia's Class A Common Stock and would have held approximately 60.5% of the total number of shares and approximately 85.8% of the total voting power of both classes of Common Stock. As a result of the stock ownership by the Rigas Family and the Class B Stockholders' Agreement, John J. Rigas and members of his family have the power to elect all seven directors subject to election by both classes on a combined basis, which directors constitute seven of the eight members of the Board of Directors of Adelphia. (The holders of the Class A Common Stock are entitled, as a separate class, to elect one of Adelphia's directors.) Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, the Rigas Family may control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Adelphia's Certificate of Incorporation and the approval of certain fundamental corporate transactions, including mergers.

Holding Company Structure; Restrictive Covenants

   As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries and other investments. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries or other investments. Under the terms of various debt agreements between the Adelphia subsidiaries and other investments and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries and other investments are restricted from distributing funds to Adelphia. The Indentures governing the 8 1/8% Senior Notes due 2003 (the "8 1/8% Notes"), the 8 3/8% Senior Notes due 2008 (the "8 3/8% Notes"), the 9 1/4% Senior Notes due 2002 (the "9 1/4% Notes"), the 9 7/8% Senior Notes due 2007 (the "9 7/8%
Notes"), the 10 1/2% Senior Notes due 2004 (the "10 1/2% Notes"), the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"), the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 1/2% Senior Pay-In-Kind Notes due 2004 (the "9 1/2% Notes"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures") (collectively, "Adelphia's Public Debt") will not restrict the Company's subsidiaries or other investments from contractually restricting their ability to pay dividends to Adelphia in the future. In addition, because Adelphia's subsidiaries and other investments do not guarantee the payment of principal of and interest on debt of Adelphia, the claims of holders of such debt effectively will be subordinated to the claim of creditors of such entities. At June 30, 1998, the total amount of long-term debt of such subsidiaries was approximately $1,486,225,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

   The agreements governing the bank debt of the Company's subsidiaries (the "Subsidiary Bank Agreements") contain, among other covenants, requirements that Adelphia's subsidiaries maintain specified financial ratios, including maximum leverage and minimum interest coverage. The ability of a subsidiary to comply with such provisions may be affected by events that are beyond Adelphia's control. The breach of any of these covenants could result in a default by a subsidiary under its Subsidiary Bank Agreement. In the event of any such default, lenders party to that Subsidiary Bank Agreement could elect to declare all amounts borrowed under that Subsidiary Bank Agreement, together with accrued interest and other fees, to be due and payable. If the indebtedness under a Subsidiary Bank Agreement were to be accelerated, all indebtedness outstanding under such Subsidiary Bank Agreement would be required to be paid in full before such subsidiary would be permitted to distribute any assets or cash to Adelphia. There can be no assurance that the assets of Adelphia and its subsidiaries would be sufficient to repay all borrowings under the Subsidiary Bank Agreements and indebtedness owed to the other creditors of such subsidiaries in full. In addition, as a result of these covenants, the ability of Adelphia's subsidiaries to respond to changing business and economic conditions and to secure additional financing, if needed, may be significantly restricted, and Adelphia may be prevented from engaging in transactions that might otherwise be considered beneficial to Adelphia. There are similar restrictions under other institutional debt of the Company's subsidiaries.

Potential Conflicts of Interest


   As of October 1, 1998, the Rigas Family held substantially all of Adelphia's Class B Common Stock and 84.8% of the combined voting power of both classes of Adelphia's outstanding Common Stock (85.8% assuming the conversion of the Convertible Preferred Stock owned by the Rigas Family) and has the power to elect seven of eight members of Adelphia's Board of Directors. John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in a business opportunity agreement regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which Adelphia's Public Debt was issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Certain Relationships and Related Transactions" in the Form 10-K/A and Proxy Statement.


Competition

   The cable television systems owned by the Company compete with other communications and entertainment media as well as other means of video distribution including Direct Broadcast Satellite Systems ("DBS") and Multichannel Multipoint Distribution Systems ("MMDS"). In addition, some of the Regional Bell Operating Companies (the "RBOCs") and other local telephone companies are in the process of entering the video-to-home business and several have expressed their intention to enter the video-to-home business. In addition, some RBOCs and local telephone companies have in place facilities which are capable of delivering cable television service.

   In addition, the Telecommunications Act of 1996 (the "1996 Act") has repealed the cable/telephone cross-ownership plan, and telephone companies will now be permitted to provide cable television service within their service areas. Certain of such potential service providers have greater financial resources than the Company, and in the case of local exchange carriers seeking to provide cable service within their service areas, have an installed plant and switching capabilities, any of which could give them competitive advantages with respect to cable television operators such as the Company. The Company cannot predict either the extent to which competition will materialize or, if such competition materializes, the extent of its effect on the Company. See "Business--Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

   The Company also faces competition from other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. The Company cannot predict the extent to which competition may affect the Company.

   In each of the markets served by Hyperion's networks, the services offered by Hyperion compete principally with the services offered by the incumbent local exchange carrier ("LEC") serving that area. Incumbent LECs have long-standing relationships with their customers, have the potential to subsidize competitive services from monopoly service revenues, and benefit from favorable state and federal regulations. In light of the passage of the 1996 Act, federal and state regulatory initiatives will provide increased business opportunities to CLECs such as Hyperion, but regulators are likely to provide incumbent LECs with increased pricing flexibility for their services as competition increases. If incumbent LECs are allowed by regulators to lower their rates substantially or selectively engage in excessive volume and term discount pricing practices for their customers or charge CLECs excessive fees for interconnection to the incumbent LECs' networks, the net income and cash flow of CLECs, including Hyperion, could be materially and adversely affected.

   The 1996 Act also establishes procedures under which the RBOCs can obtain authority to provide long distance services if they comply with certain interconnection requirements. To date, the Federal Communications Commission (the "FCC") authority to provide in-region interLATA service has been sought by Ameritech in Michigan, Southwestern Bell in Oklahoma, and BellSouth in Louisiana and South Carolina. The Department of Justice has opposed each request, and each request has been denied by the FCC. An approval could result in decreased market share for the major Inter-Exchange Carriers ("IXCs"), which are among Hyperion's significant customers. Such a result could have an adverse effect on Hyperion.

   There has been significant merger activity among the RBOCs in anticipation of entry into the long distance market, including the merger of Bell Atlantic and NYNEX, whose combined territory covers a substantial portion of Hyperion's markets. If RBOCs are permitted to provide such services, they will ultimately be in a position to offer single source service for local and long distance communications and subsidize the price of their long distance prices with charges on local service. Other combinations are occurring in the industry, which may have a material adverse effect on Hyperion. Hyperion also faces, and will continue to face, competition from other current and potential market entrants, including other CLECs, incumbent LECs which are not subject to RBOC restrictions on long distance, AT&T, MCI, Sprint and other IXCs, cable television companies, electric utilities, microwave carriers, wireless telecommunications providers and private networks built by large end users. In addition, all of the major IXCs are expected to enter the market for local telecommunications services. Both AT&T and MCI have announced that they have begun to offer local telephone services in some areas of the country, and AT&T recently announced a new wireless technology for providing local telephone service. AT&T and TCI also recently announced that they will merge. Although Hyperion has good relationships with the IXCs, there are no assurances that any of these IXCs will not build their own facilities, purchase other carriers or their facilities, or resell the services of other carriers rather than use Hyperion's services when entering the market for local exchange services.

   Many of Hyperion's current and potential competitors, particularly incumbent LECs, have financial, personnel and other resources substantially greater than those of Hyperion, as well as other competitive advantages over Hyperion.

   See "Business--Competition" and "--Legislation and Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K and the Form 10-Q.

Need for Additional Financing

   The Company's business requires substantial investment on a continuing basis to finance capital expenditures and related expenses for, among other things, upgrade of the Company's plant (including the need to make cable system upgrades mandated by franchise authorities), the offering of new services and the servicing, repayment or refinancing of its indebtedness. The Company will require significant additional financing, through debt and/or equity issuances, to meet its capital expenditure plans and to pay its debt obligations. There can be no assurance that Adelphia will be able to issue additional debt or obtain additional equity capital on satisfactory terms, or at all, to meet its future financing needs. See "Business--Technological Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q.

Regulation in the Telecommunications Industry

   The cable television industry is subject to extensive regulation at the federal, state and local levels, and many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. In particular, pursuant to the 1992 Cable Act, the FCC adopted regulations that limit the Company's ability to set and increase rates for the Company's basic and cable programming service ("CPS") packages and for the provision of cable television-related equipment. The 1992 Cable Act permits certified local franchising authorities to order refunds of rates paid in the previous twelve-month period determined to be in excess of the permitted reasonable rates. It is possible that rate reductions or refunds of previously collected fees may be required in the future.

   The 1996 Act, which became law on February 8, 1996, materially alters federal, state and local laws and regulations pertaining to cable television, telecommunications and other related services and, in particular, substantially amends the Communications Act of 1934 (the "Communications Act"). Certain provisions of the 1996 Act could materially affect the growth and operation of the cable television industry and the cable services provided by the Company. Although the new legislation may substantially lessen certain regulatory burdens, the cable television industry may be subject to additional competition as a result. See "Business--

Competition" in the Form 10-K. There are numerous rulemakings that have been and continue to be undertaken by the FCC which will interpret and implement the provisions of the 1996 Act. In addition, certain provisions of the new legislation (such as the deregulation of rates for CPS packages) will not immediately be effective. Furthermore, certain provisions of the 1996 Act have been, and likely will be, subject to judicial challenge. The Company is unable at this time to predict the outcome of such rulemakings or litigation or the short and long-term effect (financial or otherwise) of the 1996 Act and FCC rulemakings on the Company.

   The cable television industry is subject to state and local regulations and the Company must comply with rules of the local franchising authorities to retain and renew its cable franchises, among other matters. There can be no assurances that the franchising authorities will not impose new and more restrictive requirements as a condition to franchise renewal.

   Although the 1996 Act eliminates many legal barriers to entry (i.e., telephone companies entering the cable industry and cable companies entering the telephone industry), the Company cannot assure that rules adopted by the FCC or state regulators or other legislative or judicial initiatives relating to the telecommunications industry will not have a material adverse effect on the Company. In addition, the 1996 Act removes entry barriers for all companies and could increase substantially the number of competitors offering comparable services in the Company's potential markets. See "Legislation and Regulation" in the Form 10-K and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Regulatory and Competitive Matters" in the Form 10-K and the Form 10-Q.

No Dividends Paid or to Be Paid

   Adelphia has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, the indentures for Adelphia's Public Debt contain covenants which limit Adelphia's ability to pay such dividends.

Shares Eligible for Future Sale


   As of October 1, 1998, 31,258,843 shares of Class A Common Stock, 10,834,476 shares of Class B Common Stock, each share of which is presently convertible into a share of Class A Common Stock, and 100,000 shares of Convertible Preferred Stock, each share of which is presently convertible into approximately
117.9245 shares of Class A Common Stock, were outstanding. As of such date, the Rigas Family beneficially owned 10,736,544 shares of Class B Common Stock, 11,029,119 shares of Class A Common Stock and 80,000 shares of Convertible Preferred Stock. Pursuant to various registration rights agreements, the Rigas Family has the right, subject to certain limitations, to require Adelphia to register substantially all of these shares including Class A Common Stock issuable upon conversion of the Class B Common Stock and the Convertible Preferred Stock. Adelphia has filed a registration statement to register up to 11,000,000 shares of Class A Common Stock, and the 80,000 shares of Convertible Preferred Stock and Class A Common Stock issuable upon conversion thereof, for the Rigas Family and a registration statement for Booth American Company which as of March 24, 1998 owned 3,571,428 shares of Class A Common Stock.

Although members of the Rigas Family have agreed in connection with the August 18,1998 public offering of Adelphia Class A Common Stock that they will not, directly or indirectly, offer, sell, contract to sell or otherwise dispose of any Common Stock or securities convertible or exchangeable or exerciseable for Common Stock or grant any options or warrants to purchase shares of Common Stock without the permission of Smith Barney Inc. for a period of 90 days from August 12, 1998, approximately 8,506,000 shares of Class A Common Stock and up to 80,000 shares of Convertible Preferred Stock (including the underlying Class A Common Stock) have been pledged in connection with margin loans by the Rigas Family to pledgees who are not subject to any restriction on their sale of any shares of Class A Common Stock acquired upon a foreclosure or upon conversion of Convertible Preferred Stock acquired upon a foreclosure. Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock including sale by any pledgees of such shares could adversely affect the market price of the Class A Common Stock and could impair Adelphia's ability in the future to raise capital through an offering of its equity securities.

Impact of the Year 2000 Issues



   The year 2000 issue refers to the inability of computerized systems and technologies to recognize and process dates beyond December 31, 1999. The Company is evaluating the impact of the year 2000 issue on its business applications and its products and services. The evaluation includes a review of the Company's information technology systems, cable network equipment and other embedded technologies. A significant portion of the Company's computerized systems and technologies have been developed, installed or upgraded in recent years and are generally more likely to be year 2000 ready. The Company is also evaluating the potential impact as a result of its reliance on third-party systems that may have year 2000 issues.

   Computerized business applications that could be affected by the year 2000 issue could include:

 .  information processing and financial reporting systems
 .  customer billing systems
 .  customer service systems
 .  telecommunication transmission and reception systems
 .  facility systems

   System failure or miscalculation could result in a temporary inability to process transactions, send invoices, accept customer orders or provide customers with products and services. Customers could also experience a temporary inability to receive or use the Company's products and services.

   The Company has developed a program to assess and address the year 2000 issue. This program consists of the following phases:

 .  inventorying and assessing the impact on affected technology
 .  developing solutions for affected technology
 .  modifying or replacing affected technology
 .  testing and verifying solutions
 .  implementing solutions
 .  developing contingency plans

   The Company has substantially completed inventorying and assessing the affected computerized systems and technologies. The Company is in various stages of its year 2000 compliance program with respect to the remaining phases as it relates to the affected systems and technologies.

   The Company has engaged a consulting firm familiar with its financial reporting systems. This firm has developed and tested year 2000 solutions that the Company is in the process of implementing. The Company expects its financial reporting systems to be year 2000 compliant by June 1999.

   A third-party billing vendor currently facilitates customer billing. The Company is currently in the process of testing an in-house service ordering, provisioning, maintenance and billing system that would replace the third-party billing vendor. The Company expects to have this new system implemented by June 1999. On a contingency basis, the third-party vendor has provided a written assertion that it will certify it is fully year 2000 compliant by June 1999.

   Telecommunication plant rebuilds and upgrades in recent years have minimized the potential impact of the year 2000 issue on the Company's facilities, customer service, telecommunication transmission and reception systems. The Company is engaged in a comprehensive internal inventory and assessment of all hardware components and component controlling software throughout its telecommunication networks. The Company expects to implement any hardware and software modifications, upgrades or replacements resulting from the internal review by June 1999.

   Costs incurred to date directly related to addressing the year 2000 issue have not been material. The Company has also redeployed internal resources to meet the goals of its year 2000 program. The Company currently estimates the total cost of its year 2000 remediation program to be approximately $2,500,000. Although the Company will continue to incur substantial capital expenditures in the ordinary course of meeting its telecommunication system upgrade goals through the year 2000, it will not specifically accelerate its expenditures to facilitate year 2000 readiness, and accordingly such expenditures are not included in the above estimate.

   The Company has begun communicating with others with whom it does significant business to determine their year 2000 readiness and to determine the extent to which the Company is vulnerable to year 2000 issues related to those third-parties. The Company purchases much of its technology from third-parties.
There can be no assurance that the systems of other companies on which the Company's systems rely will be year 2000 ready or timely converted into systems compatible with the Company systems. The Company's failure or a third-party's failure to become year 2000 ready or the Company's inability to become compatible with third-parties with which the Company has a material relationship, may have a material adverse effect on the Company, including significant service interruption or outages.

   The Company is in the process of identifying secondary sources to supply its systems or services in the event it becomes probable that any of its systems will not be year 2000 ready prior to the end of 1999. The Company is also in the process of identifying secondary vendors and service providers to replace those vendors and service providers whose failure to be year 2000 ready could lead to a significant delay in the Company's ability to provide its services to its customers.

Dilution

   Persons purchasing Class A Common Stock will incur immediate and substantial net tangible book value dilution. See "Dilution."

Potential Volatility of Stock Price

   The market price of the shares of Class A Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in the Company's operating results, new products or services or new contracts by the Company or its competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, general market conditions and other factors beyond the Company's control. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications companies and that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of the Company's Class A Common Stock.

Forward Looking Statements

   The statements contained or incorporated by reference in this Prospectus that are not historical facts are "forward looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995) which statements can be identified by the use of forward looking terminology such as "believes," "expects," "may," "will," "should," "intends" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties.

   Certain information included or incorporated by reference in this Prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Form 10-K and the Form 10-Q, is forward-looking, such as information relating to the effects of future regulation, future capital commitments and the effects of competition. Such forward-looking information involves important risks and uncertainties that could significantly affect expected results in the future from those expressed in any forward-looking statements made by, or on behalf of, the Company. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventories and programming, technological developments and changes in the competitive environment in which the Company operates. Persons reading this Prospectus are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by such forward-looking statements.

                                    DILUTION

   The net tangible book value of the Company's Common Stock as of June 30, 1998 was a deficit of approximately ($1,937,804,000) or ($62.53) per share. Net tangible book value per share represents the amount of the Company's convertible preferred stock, common stock and other stockholders' equity (deficiency), less intangible assets, divided by shares of Common Stock outstanding. Purchasers of Class A Common Stock will have an immediate dilution of net tangible book value which, due to the Company having a net tangible book value deficit, will exceed the purchase price per share. For example, in the August 1998 Adelphia public offering, with the purchase price of $32.00 per share, the net tangible book value dilution per share was $76.95. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in an offering from the Company and the pro forma net tangible book value per share of the Common Stock immediately after completion of such offering.

                              SELLING STOCKHOLDERS

   The Selling Stockholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Shares. The following table sets forth certain information regarding the Selling Stockholders' ownership of the Company's Class A Common Stock. No Selling Stockholder has held any position, office or had any other material relationship with the Company, its predecessors or affiliates during the past two years. Although the Selling Stockholders may offer some or all of their respective Shares pursuant to this Prospectus, the following table assumes that all such Shares have been sold upon termination of any such sales. In addition, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their respective Shares since the date on which they provided information thereon in transactions exempt from the registration requirements of the 1933 Act. To the knowledge of the Company, except as disclosed in the table below, the Selling Stockholders did not own, nor did they have any rights to acquire, any other shares of Common Stock as of the date of this Prospectus.



                                                                                                              Percent of Class
                             Class A Common       Percent of Class A        Class A          Class A Common    A Common Shares
                              Shares Held         Common Shares Held      Common Shares       Shares Held         Shares Held
Name                         Before Offering        Before Offering       Offered Hereby     After Offering    After Offering

                           ------------------    --------------------   ------------------ ------------------ -----------------
Joseph S. Gans, Sr.
 and Irene F. Gans                 95,075                  0.3%              95,075                 0                  0


Joseph S. Gans, Sr.                17,061                    *%              17,061                 0                  0
Irene F. Gans                      17,061                    *%              17,061                 0                  0
Joseph S. Gans, III               102,366                  0.3%             102,366                 0                  0
Janice Gans Moisey                102,366                  0.3%             102,366                 0                  0
                                  -------                  ---              -------                 -                  -
TOTAL                             333,929                  1.1%             333,929                 0                  0
                                  =======                  ===              =======                 =                  =

------------------------
*  Less than 0.1%.

   The Shares referenced above were issued to the Selling Stockholders in March 1998 pursuant to an agreement with the Company, in a private placement transaction, as consideration for the acquisition by Adelphia of equity interests in cable television systems. In connection with that private placement transaction, the Company and the Selling Stockholder have agreed that the Company shall in no event be obligated to cause the Registration Statement covering this Prospectus to remain effective for more than one hundred twenty
(120) days, excluding any suspension of such effectiveness. In the event that the above named Selling Stockholders transfer Shares, by gift, assignment or otherwise, such transferees would also then become Selling Stockholders under this Prospectus.

   Adelphia will not receive any proceeds from the sale of the Shares.

                              PLAN OF DISTRIBUTION

   The Shares may be sold by a Selling Stockholder from time to time, in one or more transactions at fixed prices, at prevailing market prices or at prices related thereto at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders. The sale of the Shares may be effected (i) in transactions (which may involve crosses or block transactions) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in private or negotiated transactions otherwise than on such exchanges or in the over-the-counter market,
(iv) through the writing of options or (v) in combinations of such methods. In effecting such sales, underwriters, brokers or dealers engaged by the Selling Stockholders may arrange for other underwriters, brokers or dealers to participate. Underwriters, brokers or dealers may purchase Shares as principals for their own accounts and resell such Shares pursuant to this Prospectus. Underwriters, brokers and dealers may receive commissions or discounts from such Selling Stockholders in amounts to be negotiated immediately prior to the sale. The Selling Stockholders, any such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the 1933 Act in connection with such sales, and any profits realized or commissions received may be deemed underwriting compensation.

   At the time a particular offering of the Shares is made, if required, a prospectus supplement will be distributed which will set forth the names of the Selling Stockholders, the aggregate amount and type of Shares being offered, the number of such securities owned prior to and after the completion of any such offering, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers.

   To comply with the securities laws of certain jurisdictions, if applicable, the Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

   Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such Shares. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Shares.

   All expenses of the registration of the Shares will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Stockholders will pay all underwriting discounts and selling commissions, if any. The Selling Stockholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the 1933 Act, or will be entitled to contribution in connection therewith. The Company will be indemnified by the Selling Stockholders against certain civil liabilities, including certain liabilities under the 1933 Act, or will be entitled to contribution in connection therewith.

   If required, a supplement to this Prospectus ("Prospectus Supplement") will set forth, with respect to the Selling Stockholders, any necessary further information regarding them or the distribution of the shares offered hereby. Such Prospectus Supplement may be appropriately modified or supplemented.

                                    EXPERTS

   The consolidated financial statements and the related financial statement schedules of Adelphia and its subsidiaries as of March 31, 1997 and 1998, and for each of the three years in the period ended March 31, 1998, and the consolidated financial statements of Olympus and its subsidiaries as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, all incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended March 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesman or any other person has been          333,929 Shares
authorized to give any information or to make any
representations other than those contained in this
Prospectus in connection with the offer made by this
Prospectus and, if given or made, such information or
representations must not be relied upon as having
been authorized.  Neither the delivery of this
Prospectus nor any sale made hereunder shall under
any circumstances create any implication that there
has been no change in the affairs of Adelphia since
the date hereof.  This Prospectus does not constitute
an offer or solicitation by anyone in any
jurisdiction in which such offer or solicitation is
not authorized or in which the person making such
offer or solicitation is not qualified to do so or to
anyone to whom it is unlawful to make such offer or
solicitation.
          -----------------------------------
                                                              ADELPHIA
                                                           COMMUNICATIONS
                                                             CORPORATION

                                                        Class A Common Stock
                                                           ($.01 par value)


                      Prospectus


                 Dated October 5, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is an estimate of the expenses which will be incurred by the Company in connection with the issuance and distribution of the securities being registered.

                                                       AMOUNT
SEC filing fee.......................................  $ 3,361
Legal fees and expenses..............................  $12,000
Accounting fees and expenses.........................  $ 7,500
Miscellaneous expenses...............................  $ 3,000
                                                       -------
Total................................................  $25,861
                                                       =======



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

   Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:


Exhibit No.    Reference
-----------    ---------
   4.01        The Certificate of Incorporation of Adelphia               Incorporated herein by
               Communications Corporation                                 reference is Exhibit 3.01
                                                                          to Registrant's Current
                                                                          Report on Form 8-K dated
                                                                          July 24, 1997 (File No.
                                                                          000-16104).

  23.01        Consent of Deloitte & Touche LLP                           Filed herewith.

  24.01        Power of Attorney (included on the signature page of       *
               the Registration Statement)

* Previously filed.

ITEM 17.  UNDERTAKINGS

(a)  Rule 415 Offering.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Request for Acceleration of Effective Date.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to registration statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 5th day of October, 1998.

                                    ADELPHIA COMMUNICATIONS CORPORATION

                                    By  /s/ Timothy J. Rigas
                                      ----------------------------------------
                                    Timothy J. Rigas, Executive Vice President

   Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURES                             TITLE                              DATE
  /s/ *                        Chairman, President and Chief Executive        October 5, 1998
-----------------------------  Officer
  JOHN J. RIGAS
  /s/ *                        Executive Vice President and Director          October 5, 1998
-----------------------------
  MICHAEL J. RIGAS

  /s/ Timothy J. Rigas         Executive Vice President, Chief                October 5, 1998
-----------------------------  Financial Officer, Chief Accounting
  TIMOTHY J. RIGAS             Officer, Treasurer and Director

  /s/ *                        Executive Vice President and Director          October 5, 1998
-----------------------------
  JAMES P. RIGAS

  /s/ *                        Senior Vice President, Secretary and           October 5, 1998
-----------------------------  Director
  DANIEL R. MILLIARD

  /s/ *                        Director                                       October 5, 1998
-----------------------------
  PERRY S. PATTERSON

  /s/ *                        Director                                       October 5, 1998
-----------------------------
  PETE J. METROS

  /s/ *                        Director                                       October 5, 1998
-----------------------------
  DENNIS P. COYLE

  /s/ Timothy J. Rigas                                                        October 5, 1998
-----------------------------
    Timothy J. Rigas
    as attorney-in-fact


                                 EXHIBIT INDEX


Exhibit No.    Reference
-------------  ---------
     4.01      The Certificate of Incorporation of Adelphia            Incorporated herein by
               Communications Corporation                              reference is Exhibit 3.01 to
                                                                       Registrant's Current Report on
                                                                       Form 8-K dated July 24, 1997
                                                                       (File No. 000-16104).

    23.01      Consent of Deloitte & Touche LLP                        Filed herewith.

    24.01      Power of Attorney (included on the signature page       *
               of the Registration Statement)

* Previously filed.